Exhibit 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-172978 on Form S-4 of Holly Corporation of our reports dated February 23, 2011, relating to the financial statements and financial statement schedules of Frontier Oil Corporation and subsidiaries, and the effectiveness of Frontier Oil Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Frontier Oil Corporation for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.
Denver, Colorado
May 11, 2011